Exhibit 10.2

March 15, 2018

Edward M. Christie
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Dear Ted,

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), I would like to take this opportunity to confirm the terms of your continued employment with Spirit.

1.
Effective January 1, 2018 you will have the title of President, reporting directly to the Chief Executive Officer of the Company (“CEO”). You will continue to serve as the Company’s Chief Financial Officer (“CFO”) until the Company hires or appoints a new CFO, who will report to you (at which point you will resign your position as CFO). As President, you will have overall reporting responsibility for the finance, operations, revenue, IT and HR functions of the business, and the respective senior officers leading those functions will report to you. Effective January 1, 2019, subject to your continued employment, you will assume the position of CEO, and you will continue to serve as the President, provided that the Board of Directors (“Board”), in its sole discretion, may appoint another individual to serve as the President, reporting to you. Also effective as of January 1, 2018, you will be elected as a Class III director of the Board. In your executive positions, you agree that you will perform your duties and responsibilities, subject to travel, out of and at the Company’s headquarters offices without having to commute from outside of the local commuting area. Notwithstanding anything to the contrary, upon any termination of your employment, you shall automatically resign from all positions you hold with the Company or any affiliate and from the Board (and any affiliate boards), unless otherwise requested by the Board in writing.

2.
Your annualized base salary will be $550,000 for 2018 and will be increased to $700,000 for 2019 (in each case gross – subject to withholdings for taxes and appropriate deductions). Your base salary will be subject to annual review and may be increased as determined by the compensation committee of the Board (“Compensation Committee”) in its sole discretion.

3.
You will be eligible to participate in the Company’s Short-Term Incentive Plan (STI) for Officers. Your STI target will be 100% of base salary for 2018 and 125% of base salary for 2019. Your actual STI payment will range from 0% to 200% base salary based on the performance of annual STI metrics, as determined by the Compensation Committee. Your STI award will otherwise be on the same terms and conditions as those in effect from time to time for other senior officers of the Company.

4.
On or shortly after January 16, 2018, you will be granted a one-time off-cycle promotion equity-based incentive award (the “Off-Cycle LTI Award”) having a grant date value of $2,500,000. The Off-Cycle LTI Award will be subject to the terms and conditions of the Company’s 2015 Incentive Award Plan, as amended from time to time (“Incentive Award Plan”) and shall also be subject to the terms and conditions of the corresponding award agreement. The Off-Cycle LTI Award will be in the form of Restricted Stock Units, vesting over a four-year period as follows: 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and the remaining 25% on the fourth anniversary of the grant date. Should your employment with the Company terminate for any reason (other than death or permanent disability) prior to the fourth anniversary of the grant date, the unvested portion of the Off-Cycle LTI Award would automatically terminate and be forfeited at that time.

5.
During your employment with the Company, you will be eligible to receive annual long-term incentive equity awards (“Annual LTI Awards”) under the Incentive Award Plan. Your eligibility to receive an Annual LTI Award in any year will be on the basis, terms and conditions determined by the Compensation

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Exhibit 10.2

Committee in its discretion. Your 2018 Annual LTI Awards will have a target grant date value of $1,250,000 and the 2019 Annual LTI Award will have a target grant date value of $1,750,000. Your Annual LTI Awards will otherwise be on the same terms and conditions, and will be granted at the same time as, the Annual LTI Awards are granted to other senior executive officers. Should your employment with the Company terminate for any reason (other than death or permanent disability) prior to the vesting date of any Annual LTI Award granted to you, the unvested portion of such Annual LTI Award will automatically terminate and be forfeited at that time. The LTI Awards will be subject to the terms of the Incentive Award Plan and the underlying award agreements.

6.
You will be eligible to participate in Company sponsored employee benefits, including medical, life, dental, vision insurance and the voluntary benefit plans and 401(k). You will be eligible for the same travel and vacation benefits provided to other senior executives of the Company. Of course, the Company may change its benefits package and plans at any time.

7.
In the event you cease to be employed by the Company for any reason other than death or a termination by the Company for Cause (as defined in the Executive Severance Plan), the Company shall provide you (and your spouse and dependent children) a lifetime travel pass for the Company’s flights, enabling you (and your spouse and dependent children) to travel (free of charge) in any class of service that is available at the time of reservation; provided that such travel pass (the “Travel Pass”) shall be subject to the following conditions: (i) in no event shall the Travel Pass become or be effective unless you execute and deliver to the Company an effective and irrevocable release of claims in the Company’s standard form within 53 days after the date of such cessation of employment, (ii) the Travel Pass shall automatically terminate on your death; and (iii) the Travel Pass shall automatically terminate if you, directly or indirectly, (A) invest in or own, or act or serve as an employee, officer, director or consultant, of United Airlines, Delta Airlines, American Airlines, Southwest Airlines, Frontier Airlines or JetBlue Airlines or (B) invest in or own, or act or serve as an employee, officer, director or consultant, of any other business organization, entity or enterprise that competes, or is about to compete, in any material respect with the Company or any of its subsidiaries in the passenger air transportation business in the United States or within any other country where, as of the time of your termination of employment, the Company or any of its subsidiaries is engaged in the passenger air transportation business; provided, however, that, for purposes of this clause (B), the ownership of not more than 1% of the outstanding stock of any corporation traded on a national stock exchange shall not of itself be viewed as owning or having an investment in such corporation.

8.
You agree that the Company may withhold from any compensation, reimbursements and benefits payable to you all taxes as required by law and well as other standard or customary withholdings and deductions. You also agree that target incentives do not constitute a promise of payment.

9.
As an officer of the Company, you will be eligible for participation in the Spirit Airlines, Inc. 2017 Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”), at the “Senior Vice President and Above” level of severance benefits; provided, however, that (a) Section 4.1.3(a) of the Executive Severance Plan, as it applies to you, shall be deemed amended to provide a cash severance amount equal to 150% of Base Salary rather than 100% of Base Salary and (b) the Executive Severance Plan, as it applies to you, may not be amended in a manner adverse to you except with your consent or as required by law. In addition, as an officer and director of the Company, you will continue to be covered by the Company's director and officer liability insurance policy, which may be changed or discontinued by the Company at any time.

10.
Please note and understand that, consistent with Company practice, your employment with the Company constitutes “at will” employment and will not be for a specified period. As a result, your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without advance notice.

11.
As an employee of the Company, you will be expected and required to abide by the Company’s policies and procedures, including (but not limited to) the Company’s Code of Business Conduct and Ethics and Insider

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Exhibit 10.2

Trading Compliance Program. You also agree to comply with the covenants set forth in Exhibit A hereto, which is an integral part of this letter agreement.

12.	You agree to execute and be bound by the restrictive covenant agreement attached hereto as Exhibit A, which will apply while you are employed and after your employment with the Company ends.

13.	You recognize that you will be subject to Spirit’s stock ownership guidelines and “clawback” policies as in effect from time to time.

As a confirmation of your agreement and acceptance of this offer, please sign and date below, and return this original offer letter to 2800 Executive Way, Miramar, Florida, 33025, attention: General Counsel.

Sincerely,

/s/ H. McIntyre Gardner
H. McIntyre Gardner
Chairman of the Board

Agreed & Accepted,

/s/ Edward M. Christie III
Edward M. Christie III    Date:

Attachment: Exhibit A

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Exhibit 10.2

Exhibit A

As a condition of the continued employment of Edward M. Christie (the “Executive”) with Spirit Airlines, Inc. (the “Company”) and in consideration of Executive’s receipt of the compensation now and hereafter paid by the Company, Executive agrees to the terms and conditions of this Confidentiality, Invention Assignment and Non-Competition Agreement (the “Restrictive Covenant Agreement”):

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Exhibit 10.2

1.Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company (including those obtained by him while employed by the Company prior to the date of this Restrictive Covenant Agreement) concerning the business or affairs of the Company and its affiliates (“Confidential Information”) are the property of the Company and its affiliates. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board; provided that, Executive may disclose Confidential Information, (i) to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions, (ii) if advised to do so by counsel in order maintain compliance with and prevent violation of applicable law or as required as part of any judicial or administrative proceeding, but only to the extent counsel determines such disclosure is required; provided that, before any disclosure pursuant to the provisions of this clause (ii), Executive shall notify the Company of any pending disclosure and cooperate with the Company in obtaining appropriate protective measures, and (iii) to Executive’s attorneys and other professional advisors, so long as such attorneys and advisors have agreed to keep confidential the Confidential Information. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its affiliates which he may then possess or have under his control. It is acknowledged that Executive may retain his rolodex and other address books to the extent they only contain contact information, provided that he offers the Company an opportunity to make and retain copies.

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Exhibit 10.2

2.Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any of its affiliates, including any conceived, developed, or made by Executive while employed by the Company or any of its affiliates prior to the date of this Restrictive Covenant Agreement (“Work Product”) belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the date on which Executive’s employment with the Company ends) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
3.Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information concerning the Company and its affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its affiliates. Therefore, in consideration of the severance and other amounts paid and to be paid to Executive hereunder and in further consideration for equity awards granted or to be granted to the Executive and other good and valuable consideration the receipt and adequacy are hereby acknowledged as sufficient, Executive agrees as follows:
(a)    During the Noncompete Period (as defined below), Executive shall not, within the United States or within any country in the Caribbean and Latin America where, as of the time of Executive’s termination of employment, the Company operates the Business, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Business of the Company or its subsidiaries or any business in which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries prior to the date on which Executive’s employment by the Company ends.
(b)    For purposes of this Restrictive Covenant Agreement, (i) “Noncompete Period” means the period that Executive is employed by the Company and continuing for a period of twelve (12) months thereafter; provided, however, that the Noncompete Period shall be extended for so long as Executive is entitled to receive severance payments pursuant to the Company’s Executive Severance Plan and (ii) the “Business” of the Company and its subsidiaries means the provision of passenger air transportation services (whether scheduled or charter).
(c)    During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company and any subsidiary and any employee thereof, (ii) at any time hire any person who was an employee of the Company or any subsidiary within 180 days prior to the time of such hire, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries in the two-year period immediately preceding the date on which Executive’s employment by the Company ends.

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Exhibit 10.2

(d)    If, at the time of enforcement of this Section 3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(e)    In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 3, the Company and its affiliates, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that, in the event of an alleged breach or violation by Executive of this Section3, the Noncompete Period shall be tolled until such breach or violation has been duly cured.
(f)    The provisions of this Section 3 are in consideration of: (i) employment with the Company and (ii) the additional good and valuable consideration as set forth in this Restrictive Covenant Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in this Restrictive Covenant Agreement do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company or any of its subsidiaries of the non-enforcement of this Restrictive Covenant Agreement outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Restrictive Covenant Agreement and has given careful consideration to the restraints imposed upon Executive by this Restrictive Covenant Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Restrictive Covenant Agreement is reasonable with respect to subject matter, time period and geographical area.
4.Protected Rights.  Moreover, nothing contained in this Restrictive Covenant Agreement or any other Agreement with the Company (including but not limited to the non-solicitation and non-competition clauses, and the confidentiality obligations) limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Restrictive Covenant Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Although by signing this Restrictive Covenant Agreement Executive is waiving his right to recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, nothing in this Restrictive Covenant Agreement or any other Agreement with the Company limits Executive’s right to receive an award for information provided to any Government Agencies. Executive is also provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual

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Exhibit 10.2

and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
5.Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Restrictive Covenant Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida.

/s/ Edward M. Christie III
Edward M. Christie III
Date:

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